AMENDED ARTICLES OF INCORPORATION
OF
USA OPPORTUNITY INCOME FUND, INC.

ARTICLE I
Name of the Corporation

The name of the Corporation **is USA Opportunity Income Fund, Inc.**

ARTICLE II
Principal Office and Resident Agent

The principal office of this Corporation will be located at:

Physical: 404 Ave. Constitución, No 208, San Juan, Puerto Rico 00901
Mailing: 404 Ave. Constitución, No 208, San Juan, Puerto Rico 00901

The resident Agent of this Corporation will be Bianca Torres with physical address at 404 Ave. Constitución, No 208, San Juan, Puerto Rico 00901, and mailing address at 404 Ave. Constitución, No 208, San Juan, Puerto Rico 00901.

ARTICLE III
Duration of the Corporation

The period of the duration of this Corporation shall be perpetual.

ARTICLE IV
Purposes

USA Opportunity Income Fund, Inc. (the "Corporation"). The Corporation is organized under the laws of the Commonwealth of Puerto Rico (an independent territory that is an Opportunity Zone) with the purpose of:

1. To the extent permitted by applicable law, to invest, acquire, maintain, hold, re-invest, transact, sell, exchange, pledge, assign, transfer, convey, deal in shares, private or public, equity, participations and other interests in any entity, corporation, partnership, limited liability companies, limited liability partnerships, and other forms of legal entities;
2. As an Opportunity Fund Zone Business as defined in Act 21 of July 1, 2019, known as the Puerto Rico Economic Development Opportunity Zones Development Act;
3. Advance professional services including economic advising and consulting services; and
4. Engage in any lawful act or activity for which Corporations and limited liability companies may be organized under the Puerto Rico General Corporations Law, as amended from time to time.

ARTICLE V
CAPITALIZATION

The number and classes of authorized capital stock of this corporation are as follows:

Class: Common

Share Number: 10,000

Par Value: $0.01

The denomination, faculties, preferences, and rights of the stock are:

(a) **Voting Rights**. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Articles of Incorporation, at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders in accordance with the provisions of this Articles of Incorporation and the Bylaws of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or Articles of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Articles of Incorporation.

(b) **Dividends and Other Distributions**. Dividends shall be paid in accordance with the General Corporations Law. Subject to the rights of the holders of

Preferred Stock, if any, as provided in the General Corporations Law, these Articles of Incorporation (as amended from time to time) or any resolution or resolutions approved thereon by the Board.

(c) **Liquidation**. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of holders of Preferred Stock, if any, in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) **Rights, Powers, Restrictions and Limitations**. As required by the General Corporations Law, while the Corporation is entitled to issue more than one class of stock or more than one series of any class, any information consisting of the number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and the qualifications, conditions, limitations or restrictions of such preferences and rights as approved by resolution or resolutions of the Board shall either be entered in full or summarized on the face or back of the certificate or certificates issued by the Corporation to represent such stock, or a statement shall be inserted therein to the effect that the Corporation will provide, without charge to each stockholder who so requests, a list of such powers, rights, designations and preferences, and the qualifications, conditions, limitations or restrictions thereof.

ARTICLE VI
Name and Address of the Incorporator

The name and physical address of the Incorporator is Rhayza Syd Rivera Ortiz, with physical and mailing address at 150 Tetuán Street, San Juan, Puerto Rico 00901.

ARTICLE VII
Faculties of the Incorporator

The faculties of the Incorporator will end up upon the election of the Board of Directors of the Corporation, the Incorporator shall direct the affairs and organization of the Corporation and may take all steps that may be proper to affect such organization, including the adoption of the By-laws of the Corporation and the election of such Directors.

ARTICLE VIII
Directors

(a) **Board Powers**. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, Articles of Incorporation or the Bylaws of the Corporation (the "Bylaws"), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of (a) the General Corporations Law, (b) this Articles of Incorporation, and (c) any Bylaws adopted in accordance with this Articles of Incorporation; provided , however , that, no Bylaws hereafter adopted shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE IX
Limitation of Director Liability
Indemnification and Advancement of Expenses

(a) **Right to Indemnification**. To the fullest extent that the General Corporations Law or any other applicable law as the same exists or is hereafter amended permits, each person ("person" or "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was an incorporator, resident agent, director or officer of the Corporation or, while an incorporator, resident agent, director or officer of the Corporation, is or was serving at the request of the Corporation as such an incorporator, resident agent, director or officer, or as an employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter a "Covered Person"), whether the basis of such proceeding is alleged action in an official capacity as an incorporator, resident agent, director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the

Corporation to the fullest extent authorized or permitted by the General Corporations Law or other applicable law, as the same exists or may hereafter be amended, against all liability and loss suffered by such Covered Person and all expenses (including, without limitation, attorneys' fees and expenses, judgments, fines, statutory-based liability, such as but not limited to that arising under the Employee Retirement Income Security Act of 1974, and regulation promulgated thereunder, excise taxes and penalties and amounts paid in settlement) incurred in a reasonable manner by such Covered Person in connection with such proceeding if such Covered Person acted in good faith and in a manner such Covered Person deemed to be reasonable and consistent with the best interests of the Corporation and not opposed thereto and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Covered Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person (i) did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation and (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful; provided, however, that, except as provided in Article IX (c) with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify a Covered Person in connection with a proceeding

(or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(b) **Right to Advancement of Expenses**. In addition to the right to indemnification conferred in Article IX (a), a Covered Person also shall have the right to be paid by the Corporation for the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending, testifying or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the General Corporations Law requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such Covered Person is not entitled to be indemnified for such expenses under this Article IX or otherwise.

(c) **Right of Indemnitee to Bring Suit**. If a claim under Article IX (a) or Article IX (b) is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the

Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person also shall be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by (a) the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the General Corporations Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporations Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit

brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

(d) **Non-Exclusivity of Rights**. The rights provided to Covered Persons pursuant to this Article IX shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under the General Corporations Law, other applicable law, this Articles of Incorporation, the Bylaws, any other agreement, a vote of stockholders or disinterested directors, or otherwise.

(e) **Insurance.** The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporations Law.

(f) **Indemnification of Other Persons**. This Article IX shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to

any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of Covered Persons under this Article IX.

(g) **Amendments.** Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law or the adoption of any other provision of the Bylaws inconsistent with this Article IX, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto) and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(h) **Certain Definitions.** For purposes of this Article IX, (a) references to "other enterprise" shall include any employee benefit plan; (b) references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to "serving at the request of the Corporation" shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably

believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" for purposes of the General Corporations Law.

(i) **Contract Rights**. The rights provided to Covered Persons pursuant to this Article IX (a) shall be contract rights based upon good and valuable consideration, pursuant to which a Covered Person may bring suit as if the provisions of this Article IX were set forth in a separate written contract between the Covered Person and the Corporation, (b) shall fully vest at the time the Covered Person first assumes his or her position as a director or officer of the Corporation, (c) are intended to be retroactive and shall be available with respect to any act or omission occurring prior to the adoption of this Article IX , (d) shall continue as to a Covered Person who has ceased to be a director or officer of the Corporation, and (e) shall inure to the benefit of the Covered Person's heirs, executors and administrators.

(j) **Severability.** If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(k) **Indemnitor of First Resort.** The Corporation hereby acknowledges that Covered Persons may have certain rights to indemnification, insurance and/or advancement of expenses provided by one or more Persons who employ Covered Persons or of which any Covered Person is a partner or member or with such Persons' respective affiliated investment funds, managed funds and management companies, if applicable, or such Persons' respective affiliates (collectively, the "Secondary Indemnitors"). The Corporation hereby agrees (i) that it is the indemnitor of first resort—meaning that, its obligations under this Article IX are primary and any obligation of the Secondary Indemnitors to advance expenses and provide indemnification for the same expenses and liabilities incurred by Covered Persons are secondary, (ii) that it shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys' fees and expenses, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms of these Articles of Incorporation, Bylaws, or any other agreement between the Corporation and any Covered Persons, without regard to any rights that Covered Persons may have against the Secondary Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims that it has or may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Secondary Indemnitors shall affect the

foregoing and that the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Corporation. The Corporation and each Covered Person agree that Secondary Indemnitors are express third-party beneficiaries of this Article IX.

ARTILE X
Severability

If any provision or provisions of this Articles of Incorporation shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Articles of Incorporation (including, without limitation, each portion of the paragraph of this Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Articles of Incorporation (including, without limitation, each portion of the paragraph of this Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XI
Amendment Of Articles of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Articles of Incorporation by the affirmative vote of the stockholders

holding at least a majority of the Common Stock then outstanding and entitled to vote. All rights, preferences and privileges herein conferred upon stockholders, Directors or any other persons by and pursuant to this Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article XII. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XII
Bylaws

The Bylaws may be adopted, amended, altered or repealed by the Board, subject to any limitations that may be contained in such Bylaws. Any Bylaws so adopted by the Board may be amended, modified or repealed by the affirmative vote of the holders holding at least a majority of the Common Stock and entitled to vote thereon.

ARTICLE XIII
Additional Definitions

"**Affiliate**" means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder, or other equity holder of such Person or manager, director, officer, or employee of such Person. For purposes of this definition, "control," when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or

cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

"**Consulting services**" means the provision of expertise or strategic advice that is presented for consideration and decision-making.

"**Preferred Stock**" means the Series A Preferred Stock that the Company may issue, having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to "Series A Preferred Stock" in the Articles of Incorporation or an amendment, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

"**Subsidiary**" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

ARTICLE XV
Effective Date

The date on which this Corporation shall become effective is the filling date at the Puerto Rico Department of State.

I the undersigned, being the Incorporator, hereinafter named, for the purposes of forming a Corporation pursuant to the General Corporation Act of Puerto Rico of

2009, as amended, hereby swear that the facts herein stated in this Articles of Incorporation are true, this 30th day of September 2021.



Incorporator